CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 63 to the registration statement on Form N-1A (File No. 811-07513 and 333-515) ("Registration Statement") of our reports dated August 9, 2004 and August 10, 2004, relating to the financial statements and financial highlights appearing in the June 30, 2004 Annual Reports of Putnam Small Cap Growth Fund and Putnam International Growth and Income Fund, respectively, each a series of Putnam Funds Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Registered Public Accounting Firm and Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

/s/ Price WaterhouseCoopers LLP
Boston, Massachusetts
October 28, 2004